MFA FINANCIAL, INC.
AMENDED AND RESTATED 2010 EQUITY COMPENSATION PLAN

DIVIDEND EQUIVALENT RIGHTS

AGREEMENT by and between MFA Financial, Inc., a Maryland corporation (the “Company”), and _____ (the “Grantee”), dated as of the ___ day of _______ (the “Grant Date”).

WHEREAS, the Company maintains the MFA Financial, Inc. Amended and Restated 2010 Equity Compensation Plan, as it may be amended from time to time (the “Plan”) (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Plan);

WHEREAS, the Grantee, as an employee of the Company, is an Eligible Person; and

WHEREAS, the Company and the Grantee entered into that certain Amended and Restated Employment Agreement, dated June 30, 2011 (the “Employment Agreement”); and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant Dividend Equivalent Rights (also generally known as “DERs”) to the Grantee subject to the terms and conditions set forth below.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.           Grant of DERs.

The Company hereby grants the Grantee ____ DERs, consisting of the right to receive, with respect to each DER that has not been terminated and canceled in accordance with paragraph 2, cash in an amount equal to the cash dividend distributions paid in the ordinary course on a share of Common Stock to the Company’s common stockholders (each, a “Dividend Payment”), as set forth below.  Each DER corresponds to one Phantom Share to be granted to the Grantee pursuant to Section 3(c) of the Employment Agreement (the “Phantom Share Award”).  For each DER then outstanding, if a cash dividend is paid in the ordinary course on a share of Common Stock, the Company shall make a payment to the Grantee in an amount equal to the applicable Dividend Payment, on or about the date of the Dividend Payment, but in no event later than March 15th of the year following the date of the Dividend Payment.

2.           Termination/Cancelation of the DERs.

Outstanding DERs shall automatically terminate and be canceled as follows:

(a)	One DER will automatically terminate and be canceled on a one-for-one basis upon the vesting of Phantom Shares included in the Phantom Share Award.

(b)	One DER will automatically terminate and be canceled on a one-for-one basis upon the forfeiture of Phantom Shares included in the Phantom Share Award.

(c)
On the date the Grantee’s employment with the Company terminates for any reason, one DER will automatically terminate and be canceled for each Phantom Share included in the Phantom Share Award that has not then been granted.

(d)	All outstanding DERs will automatically terminate and be canceled on June 30, 2017.

(e)
The Grantee shall have no further right to any payments in respect of a terminated or canceled DER; provided that the Grantee shall be entitled to the appropriate payment in respect of a Dividend Payment that occurs after the termination/cancelation date for a DER and before March 15 of the calendar year following such termination/cancelation date if the record date for such Dividend Payment occurred before such termination/cancelation date.

3.           Miscellaneous.

(a)
With respect to this Agreement, (i) the DERs are bookkeeping entries, (ii) the obligations of the Company under the Plan are unsecured and constitute a commitment by the Company to make benefit payments in the future, (iii) to the extent that any person acquires a right to receive payments from the Company under the Plan such right shall be no greater than the right of any general unsecured creditor of the Company, (iv) all payments under the Plan shall be paid from the general funds of the Company and (v) no special or separate fund shall be established or other segregation of assets made to assure such payments (except that the Company may in its discretion establish a bookkeeping reserve to meet its obligations under the Plan). The award of DERs is intended to be an arrangement that is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

(b)
THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(c)
The Committee may construe and interpret this Agreement and establish, amend and revoke such rules, regulations and procedures for the administration of this Agreement as it deems appropriate. In this connection, the Committee may correct any defect or supply any omission, or reconcile any inconsistency in this Agreement or in any related agreements, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Company and the Grantees.

(d)
All notices hereunder shall be in writing and, if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Committee and, if to the Grantee, shall be delivered personally or mailed to the Grantee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this paragraph 4(e).

(e)
The failure of the Grantee or the Company to insist upon strict compliance with any provision of this Agreement or the Plan, or to assert any right the Grantee or the Company, respectively, may have under this Agreement or the Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement or the Plan.

(f)
Nothing in this Agreement shall (i) confer on the Grantee any right to continue in the service of the Company or its Subsidiaries or otherwise confer any additional rights or benefits upon the Grantee with respect to the Grantee’s employment with the Company or (ii) interfere in any way with the right of the Company or its Subsidiaries and its stockholders to terminate the Grantee’s service at any time.

(g)	This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

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IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the day and year first above written.

MFA FINANCIAL, INC.

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